                                                                   EXHIBIT 99.2

CONTACT:  CATHERINE A. PYTEL
          508-347-4226


                           NETOPTIX CORPORATION SELLS
                        ITS WOMEN'S HEALTHCARE BUSINESSES


         STURBRIDGE, MASSACHUSETTS, January 31, 2000 - NetOptix Corporation (NASDAQ National Market: OPTX) today announced that it has sold its women's health businesses and related assets to CooperSurgical, Inc. (CSI), a unit of The Cooper Companies, Inc. (NYSE/PCX: COO). The transaction includes operating units in Germany, Canada and Florida. The assets associated with the Florida and Canadian facilities and the stock of Leisegang GmbH will be sold. The purchase price is approximately $10 million, payable in cash.

         NetOptix will use the net proceeds, after payment or provision for transaction costs, closing escrows and retained liabilities of the LMI business, to reduce debt and to fund research and development activities and additional production capacity for its Dense Wavelength Division Multiplexer (DWDM) business, operated through its Optical Filter Corporation (OFC) subsidiary in Natick, Massachusetts, and its OFC GmbH subsidiary in Germany.

         NetOptix Corporation is headquartered in Sturbridge, Massachusetts. Its OFC Corporation and OFC GmbH subsidiaries design, manufacture and market a broad range of optical components and systems that incorporate recent advances in photonic technology and optical coating. OFC has U.S. manufacturing locations in Natick, Massachusetts and Keene, New Hampshire. The NetOptix Web address is www.netoptix.com.

         The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. CooperSurgical, Inc., headquartered in Shelton, Connecticut, markets diagnostic products, surgical instruments and accessories for the gynecological market. Corporate offices are located in Irvine and Pleasanton, California. Cooper's Web address is www.coopercos.com.

         FORWARD-LOOKING STATEMENTS. This press release contains "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. To identify forward-looking statements, look for words like "believes", "expects", "may", "will", "should", "seeks", "approximately", "intends", "plans", "estimates" or "anticipates", and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

         Events, among others, that could cause actual results and future actions to differ materially from those described by or contemplated in the forward-looking statements include major changes in business conditions and the economy, loss of key senior management, major disruptions in the operation of the OFC manufacturing facilities or delays in delivery of new production equipment, new competition or technologies, foreign currency exchange exposure, investments in research and development and other start-up projects, regulatory issues, litigation costs, costs of business divestitures, and other factors described in the NetOptix Securities and Exchange Commission filings, including a section in the Annual Report on Form 10-K for the year ended September 30, 1999.

                                      # # #